Exhibit 10.2

FIRST AMENDMENT

TO THE

AMESITE INC. 2018 EQUITY INCENTIVE PLAN

This FIRST AMENDMENT TO the AMESITE INC. 2018 EQUITY INCENTIVE PLAN (this “Amendment”), dated as of December 12, 2018, is made and adopted by Amesite Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company has adopted the Amesite Inc. 2018 Equity Incentive Plan (the “Plan”);

WHEREAS, the Company desires to amend the Plan as set forth below;

WHEREAS, pursuant to Section 6.2 of the Plan, the Plan may be amended by the Board of Directors of the Company; and

WHEREAS, the Board of Directors of the Company has approved this Amendment pursuant to resolutions adopted on October 1, 2018, and the stockholders of the Company have approved this Amendment pursuant to resolutions adopted on December 12, 2018.

NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows:

1.           Section 2.1 of the Plan is hereby amended and restated to read as follows:

2.1. Options. The Committee may, in its discretion, grant options to purchase Shares to such eligible persons as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option, shall be a Nonqualified Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Options. Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable. Notwithstanding the foregoing, Incentive Stock Options may only be granted to employees of the Company.

2.           Section 6.14 of the Plan is hereby amended and restated to read as follows:

6.14. Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Michigan and construed in accordance therewith without giving effect to principles of conflicts of laws.

3.           This Amendment shall be and is hereby incorporated in and forms a part of the Plan. All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein. The Plan, as amended by this Amendment, is hereby ratified and confirmed.

I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors of Amesite Inc. on October 1, 2018, and duly approved by the stockholders of Amesite Inc. on December 12, 2018.

By:
Name:	Ann Marie Sastry, Ph.D
Title:	Chief Executive Officer